IART-2025.12.31-EX-10.13

Integra LifeSciences Holdings Corporation
Directors Deferred Compensation Plan

Effective Date
April 1, 2026

Integra LifeSciences Holdings Corporation Directors Deferred Compensation Plan

Article I
    Establishment and Purpose    1

Article II
    Definitions    1

Article III
    Eligibility and Participation    3

Article IV
    Deferrals    3

Article V
    Payments from Accounts    6

Article VI
    Valuation of Account Balances; Investments    8

Article VII
    Administration    9

Article VIII
    Amendment and Termination    10

Article IX
    Informal Funding    11

Article X
    Claims    11

Article XI
    General Provisions    16

Integra LifeSciences Holdings Corporation Directors Deferred Compensation Plan

Article I
Establishment and Purpose
Integra LifeSciences Holdings Corporation (the “Company”) has adopted this Integra LifeSciences Holdings Corporation Directors Deferred Compensation Plan, applicable to Compensation deferred under Compensation Deferral Agreements submitted on and after the Effective Date.

The purpose of the Plan is to attract and retain non-employee members of the Board of Directors of the Company by providing them with an opportunity to defer receipt of a portion of their director fees and equity awards. The Plan is intended to meet the requirements of applicable law, including Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by the Company to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company. The Company shall be solely responsible for payment of the benefits attributable to services performed by Directors. The Plan is unfunded for federal tax purposes. Any amounts set aside to defray the liabilities assumed by the Company will remain the general assets of the Company and shall remain subject to the claims of the Company’s creditors until such amounts are distributed to the Participants.

Article II
Definitions
2.1    Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of the Company to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Subaccounts may be maintained for the purpose of tracking amount subject to different vesting schedules. Reference to an Account means any such Account established by the Committee, as the context requires.

2.2    Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3    Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant in accordance with Section 5.4 hereof to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan.

2.4    Board of Directors. Board of Directors means the Company’s board of directors.

2.5    Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

2.6    Claimant. Claimant means a Participant or Beneficiary filing a claim under Article X of this Plan.

2.7    Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

Integra LifeSciences Holdings Corporation Directors Deferred Compensation Plan

2.8    Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.9    Committee. Committee means the Company or a committee appointed by the Company to administer the Plan.

2.10    Company. Company means Integra LifeSciences Holdings Corporation.

2.11    Compensation. Compensation means a Participant’s director fees paid as RSUs and separate awards of RSUs. Compensation excludes any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A.

2.12    Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and the Company that specifies: (i) the amount of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV and (ii) the Payment Schedule applicable to the amounts deferred, indicated by an allocation of Deferrals to or among an established Separation Account, an In-Service Account or a Specified Year Account.

2.13    Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

2.14    Director. Director means a non-employee member of the Board of Directors of the Company.
2.15    Earnings. Earnings means an adjustment to the dollar value of an Account based on the current market value of the Company’s common shares. Dividend equivalents paid on RSUs are not Earnings and are not deferred under this Plan.

2.16    Effective Date. Effective Date means April 1, 2026.

2.17    In-Service Account. In-Service Account means an Account established by the Committee to record the amounts payable on the earlier of a future calendar year as specified in the Participant’s Compensation Deferral Agreement and as set forth in Section 5.2 or the Participant’s Separation from Service as provided under Section 5.3.

2.18    Participant. Participant means an individual described in Article III.

2.19    Payment Schedule. Payment Schedule means the calendar year when payment of a Separation Account, In-Service Account or Specified Year Account will commence under Sections 5.2 or 5.3, as is applicable, and the form in which payment of such Account will be made, as specified in the Participant’s Compensation Deferral Agreement that establishes the Account.

2.20    Plan. Plan means “Integra LifeSciences Holdings Corporation Directors Deferred Compensation Plan” as documented herein and as may be amended from time to time

Integra LifeSciences Holdings Corporation Directors Deferred Compensation Plan

hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.21    Plan Year. Plan Year means the calendar year.

2.22    RSU RSU means a restricted stock unit granted to Directors under the terms of the Company’s equity compensation program(s), the settlement date of which is deferred under the terms of this Plan.

2.23    Separation Account. Separation Account means an Account established by the Committee in accordance with a Participant’s Compensation Deferral Agreement to record Deferrals allocated to such Account by the Participant and which are payable upon the Participant’s Separation from Service as set forth in Section 5.3.

2.24    Separation from Service. Separation from Service means a Director’s termination of service as a Director. Separation from Service shall be determined in accordance with Code Section 409A.

2.25    Specified Year Account. Specified Year Account means an Account established by the Committee to record the amounts payable in a future calendar year as specified in the Participant’s Compensation Deferral Agreement as set forth in Section 5.2. The Payment Schedule of a Specified Year Account is unaffected by a Participant’s earlier Separation from Service.

2.26    Valuation Date. Valuation Date means each Business Day.

Article III
Eligibility and Participation

3.1    Eligibility and Participation. All Directors may enroll in the Plan. Directors become Participants on the date on which the first Compensation Deferral Agreement becomes irrevocable under Article IV.

3.2    Duration. A Director shall remain a Participant as long as his or her Account Balance is greater than zero (0). An individual shall cease being a Participant in the Plan when his or her Account has been reduced to zero (0).

Article IV
Deferrals
4.1    Deferral Elections, Generally.

(a)A Director may make an initial election to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. Unless an earlier date is specified in the Compensation Deferral Agreement, deferral elections with respect to

Integra LifeSciences Holdings Corporation Directors Deferred Compensation Plan

Compensation source become irrevocable on the latest date applicable to such Compensation source under Section 4.2.
(b)A Compensation Deferral Agreement that is not timely filed with respect to specified Compensation, or that is submitted by a Participant who experiences a Separation from Service prior to the latest date such agreement would become irrevocable under Section 409A, shall be deemed to have elected to make no Deferrals for the applicable Plan Year. The Committee may modify or revoke any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.
(c)Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Participants may defer a minimum of five percent (5%) and a maximum of one hundred percent (100%) of RSUs granted during the Plan Year.
Deferrals expressed as a percentage of a grant of RSUs will be rounded down to the nearest whole stock unit.
If a Director has the option to elect to receive a percentage of cash retainer as an RSU, such election need not be set forth in the Participant’s Compensation Deferral Agreement in which such RSUs are deferred but must be made in writing in the manner specified by the Committee in accordance with the election timing rules under Section 4.2 and is irrevocable at the same time as such Compensation Deferral Agreement.
(d)The Director shall specify on his or her Compensation Deferral Agreement the amount of Deferrals and whether to allocate Deferrals to his or her Separation Account, an In-Service Account or Specified Year Account. If no designation is made, Deferrals shall be allocated to the Participant’s Separation Account. In the Compensation Deferral Agreement in which the Participant establishes their first In-Service Account, he or she must also establish a Separation Account (if the Separation Account has not been established previously) and shall elect a Payment Schedule for such Separation Account, regardless of any Deferrals that may or may not be allocated to the Separation Account. If no Separation Account is established, the Participant will be deemed to have established a Separation Account that pays under Section 5.3 in a single lump sum.
4.2    Timing Requirements for Compensation Deferral Agreements.
(a)Initial Eligibility. The Committee may permit a Director to defer Compensation earned in the first year of eligibility, as determined in accordance with Treas. Reg. Section 1.409A-2(a)(7)(ii) and the “plan aggregation rules” provided in Treas. Reg. Section 1.409A-1(c)(2). The Compensation Deferral Agreement must be filed within 30 days after the Effective Date or, if later, within 30 days after being seated as a Director and becomes irrevocable not later than the 30th day.
A Compensation Deferral Agreement filed under this paragraph applies to Compensation related to service performed after the date on which the Compensation Deferral Agreement becomes irrevocable.
(b)Prior Year Election. Except as otherwise provided in this Section 4.2, the Committee may permit a Director to defer Compensation by filing a

Integra LifeSciences Holdings Corporation Directors Deferred Compensation Plan

Compensation Deferral Agreement no later than December 31 of the year next preceding the year in which RSU grants are made. A Compensation Deferral Agreement filed under this paragraph shall become irrevocable with respect to such Compensation not later than the December 31 next preceding the Plan Year in which such Compensation will be earned.
(c)Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Director’s continued services for a period of at least 12 months from the date the Director obtains the legally binding right, the Committee may permit a Director to defer such Compensation by filing a Compensation Deferral Agreement in accordance with its rules and procedures, on or before the 30th day after the legally binding right to the Compensation accrues, provided that the Compensation Deferral Agreement is submitted at least 12 months in advance of the earliest date on which the forfeiture condition could lapse, as determined in accordance with Treas. Reg. Section 1.409A-2(a)(5). The Compensation Deferral Agreement described in this Section 4.2(c) becomes irrevocable not later than such 30th day after the Director obtains the legally binding right to the Compensation subject to such Compensation Deferral Agreement. If the forfeiture condition applicable to the payment lapses before the end of such 12-month period as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.
(d)“Evergreen” Deferral Elections. The Committee, in its discretion, may provide that Compensation Deferral Agreements will continue in effect for subsequent years or performance periods by communicating that intention to Participants in writing prior to the date Compensation Deferral Agreements become irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be revoked or modified in writing prospectively by the Participant or the Committee with respect to Compensation for which such election remains revocable under this Section 4.2.

A Compensation Deferral Agreement is deemed to be revoked for subsequent years if the Participant is not a Director as of the last permissible date for making elections under this Section 4.2 or if the Compensation Deferral Agreement is cancelled in accordance with Section 4.3.
4.3    Cancellation of Deferrals. The Committee in its sole discretion, may cancel a Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, and (ii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this clause (ii)).

Integra LifeSciences Holdings Corporation Directors Deferred Compensation Plan

Article V
Payments from Accounts

5.1    General Rules. A Participant’s Account(s) become payable upon the first to occur of the payment events applicable to such Account under Sections 5.2 or 5.3, as elected in such Participant’s Compensation Deferral Agreement, or as set forth in Section 5.4.

References to an “election” means the Payment Schedule specified for an Account as designated in the Compensation Deferral Agreement that established such Account and which was made in accordance with Article IV or in a valid modification election applicable to such Account as described in Section 5.8.
Payment amounts are based on the vested Account Balances as of the first Valuation Date of the month in which actual payment will be made.
For purposes of Article V, Account Balance is determined as the number of stock units held in the applicable Account. Stock units will be paid in shares of stock as provided under the terms of the equity compensation program under which such deferred stock awards were made. Any fractional units will be paid in cash.
The vested portion of RSUs as of a payment event in this Article V is determined under the terms of the Company’s equity compensation program. Unvested RSUs shall be forfeited as provided in such program.
5.2    In-Service Accounts and Specified Year Accounts.
Commencement. An In-Service Account or Specified Year Account will be paid or commence payment in the third calendar year following the Plan Year in which such Specified Year Account is established, unless the Participant elected a later calendar year for such Account.

Form of Payment. Payment will be made in a lump sum, unless the Participant elected to receive an Account in a designated number of annual installments not to exceed five (5) installment payments.

Effect of Earlier Separation from Service. Notwithstanding the foregoing, a Participant’s In-Service Account(s) are payable under Section 5.3 in the event of the Participant’s Separation from Service prior to the elected payment commencement year for such Account(s).

The time and form of payment of a Specified Year Account is unaffected by the Participant’s earlier Separation from Service.
5.3    Separation Account. Upon a Participant’s Separation from Service other than death, the Participant is entitled to receive the vested portion of his or her Separation Accounts and the vested portion of any In-Service Accounts having payment commencement years under Section 5.2 that occurs later than the calendar year in which the Participant’s Separation from Service occurs.

Commencement. A Participant’s Separation Account commences payment in the calendar year next following the calendar year in which Separation from Service occurs, unless the Participant elected a later calendar year for such Account.

Integra LifeSciences Holdings Corporation Directors Deferred Compensation Plan

Notwithstanding any other provision of this Plan, payment under this Section 5.3 to a Participant who is a “specified employee” as defined in Code Section 409A(a)(2)(B) will commence no earlier than the seventh month following the month of his or her Separation from Service.
Form of Payment. A Participant’s Separation Account will be paid in a single lump sum unless the Participant elected to receive such Account in a designated number of annual installments not to exceed five (5) installment payments.

In-Service Accounts. A Participant’s In-Service Account(s) payable under this Section 5.3 shall be paid at the same time and in the same form of payment that applies to the Participant’s Separation Account.
5.4    Death. Notwithstanding anything to the contrary in this Article V, upon the death of the Participant (regardless of whether such Participant is a Director at the time of death), all remaining vested Account Balances shall be paid to his or her Beneficiary in a single lump sum no later than December 31 of the calendar year following the year of the Participant’s death.
(a)Designation of Beneficiary in General. The Participant shall designate a Beneficiary in the manner and on such terms and conditions as the Committee may prescribe. No such designation shall become effective unless filed with the Committee during the Participant’s lifetime. Any designation shall remain in effect until a new designation is filed with the Committee; provided, however, that in the event a Participant designates his or her spouse as a Beneficiary, such designation shall be automatically revoked upon the dissolution of the marriage unless, following such dissolution, the Participant submits a new designation naming the former spouse as a Beneficiary. A Participant may from time to time change his or her designated Beneficiary without the consent of a previously-designated Beneficiary by filing a new designation with the Committee.
(b)No Beneficiary. If a designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan upon the death of the Participant shall be paid to the Participant’s spouse, or if there is no surviving spouse, then to the duly appointed and currently acting personal representative of the Participant’s estate.
5.5.    Administrative Cash-Out of Small Balances. Notwithstanding anything to the contrary in this Article V, the Committee may at any time and without regard to whether a payment event has occurred, direct in writing (no later than the date of the payment) an immediate lump sum payment of the Participant’s Accounts if the balance of such Accounts, combined with any other amounts required to be treated as deferred under a single plan pursuant to Code Section 409A, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided any other such aggregated amounts are also distributed in a lump sum at the same time.
5.6    Acceleration of or Delay in Payments. Notwithstanding anything to the contrary in this Article V, the Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a vested Account, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and

Integra LifeSciences Holdings Corporation Directors Deferred Compensation Plan

absolute discretion, delay the time for payment of an Account, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7).

5.7    Rules Applicable to Installment Payments. If a Payment Schedule specifies annual installment payments, payments will be made commencing in the designated calendar year for the applicable payment under this Article V (as may be modified under Section 5.8) with subsequent installments paid in successive calendar years until the number of installment payments specified in the applicable Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the vested Account Balance as of the first Valuation Date in the month actual payment will be made in accordance with this Article V and (b) equals the remaining number of annual installment payments. For purposes of Section 5.8, installment payments will be treated as a single payment. Accounts payable in installments will continue to be credited with Earnings in accordance with Article VI hereof until the Account is completely distributed.
5.8    Modifications to Payment Schedules. A Participant may modify the time or form of the Payment Schedule elected by him or her with respect to an Account, consistent with the permissible Payment Schedules available under the Plan for the applicable payment event, provided such modification complies with the requirements of this Section 5.8.
(a)Time of Election. The modification election must be submitted to the Committee not less than 12 months prior to the first day of the calendar year payments (or the initial payment) would have commenced under the Payment Schedule in effect prior to modification (the “Prior Election”).
(b)Date of Payment under Modified Payment Schedule. The calendar year in which payments are to commence under the modified Payment Schedule must be no earlier than the fifth calendar year after the calendar year payment would have commenced under the Prior Election. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A. If the Participant modifies only the form, and not the commencement date for payment, payments shall commence in the fifth calendar year following the calendar year payment would have commenced under the Prior Election.
(c)Irrevocability; Effective Date. A modification election is irrevocable when filed and becomes effective 12 months after the filing date.
(d)Effect on Accounts. An election to modify a Payment Schedule is limited to the designated Account(s) and payment time or event to which such Payment Schedule applies and shall not be construed to affect any Payment Schedule for an alternative payment time or event applicable to such Account(s) or any Payment Schedule applicable to any other Account.
Article VI
Valuation of Account Balances

6.1    Valuation. Valuation of Accounts shall be performed under procedures approved by the Committee in its sole and absolute discretion, in accordance with this 0.
Deferrals of RSUs will be credited to a Participant’s Account in the designated number of units with each unit equal in value to one share of common stock of the Company.

Integra LifeSciences Holdings Corporation Directors Deferred Compensation Plan

Dividend equivalents payable with respect to deferred RSUs are not deferred under this Plan and shall be paid under the terms of the Company’s equity compensation plan.

Article VII
Administration

7.1Plan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article X. The Committee shall have the powers necessary to accomplish the Plans purposes, including, but not limited to, the following: (i) to select investment options available from time to time, (ii) to construe and interpret the terms and provisions of this Plan, (iii) to compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries, to determine the time and manner in which such benefits are paid, and to determine the amount of any withholding taxes to be deducted, (iv) to maintain all records that may be necessary for the administration of the Plan, (v) to provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law, (vi) to make and publish such rules and regulations of this Plan and procedures for the administration of this Plan as are not inconsistent with terms hereof, including method of bookkeeping for Accounts, (vii) to administer the claims procedure for this Plan, (viii) to approve election forms and procedures for use under this Plan, and (ix) to appoint a plan recordkeeper or any other agent, and to delete to the such powers and duties in connection with administration of this Plan as the Committee may from time to time prescribe.
7.2Administration Upon Change in Control. Upon a change in control affecting the Company, the Committee, as constituted immediately prior to such change in control, shall continue to act as the Committee. The Committee, by a vote of a majority of its members, shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Committee. For purposes of this Section 7.2, a “change in control” means a change in control within the meaning of the rabbi trust agreement associated with the Plan or if no such definition is provided, the term shall have the meaning under Code Section 409A.
Upon such change in control, the Company may not remove the Committee or its members, unless a majority of Participants and Beneficiaries with Account Balances consent to the removal and replacement of the Committee. Notwithstanding the foregoing, the Committee shall not have authority to direct investment of trust assets under any rabbi trust described in Section 9.2.

The Company shall, with respect to the Committee identified under this Section: (i) pay all reasonable expenses and fees of the Committee, (ii) indemnify the Committee (including individuals serving as Committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Committee’s duties hereunder, except with respect to matters resulting from the Committee’s gross negligence or willful misconduct, and (iii) supply

Integra LifeSciences Holdings Corporation Directors Deferred Compensation Plan

full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Committee may reasonably require.

7.3Withholding. The Company shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any federal, state, and local income, employment and other taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.
7.4Indemnification. The Company shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee, its delegees and its agents, against all claims, losses, damages, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of or in connection with his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company. Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.
7.5Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.
7.6Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
Article VIII
Amendment and Termination
8.1Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article III.
8.2Amendments. The Company, by action taken by its Board of Directors, may amend or modify the Plan at any time and for any reason, in whole or in part, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date). The Board of Directors of the Company may delegate to the Committee the authority to amend the Plan without the consent of the Board of Directors for the purpose of: (i) conforming the Plan to the requirements of law; (ii) facilitating the administration of the Plan; (iii) clarifying provisions based on the Committee’s interpretation of the Plan documents; and (iv) making such other amendments as the Board of Directors may authorize.

Integra LifeSciences Holdings Corporation Directors Deferred Compensation Plan

8.3Termination. The Company, by action taken by its Board of Directors, may terminate the Plan and pay all Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).
8.4Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.
Article IX
Informal Funding
9.1General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Company or a trust described in this Article IX. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and any Director, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Company.
9.2Rabbi Trust. The Company may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Company or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.
Article X
Claims
10.1Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”). Notice of a claim for payments shall be delivered to the Committee within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and Code Section 409A, and if not paid, the Participant or Beneficiary must file a claim under this Article X not later than 180 days after such latest date. If the Participant or Beneficiary fails to file a timely claim, the Participant forfeits any amounts to which he or she may have been entitled to receive under the claim.
(a)In General. Notice of a denial of benefits will be provided within 90 days of the Committee’s receipt of the Claimant’s claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special

Integra LifeSciences Holdings Corporation Directors Deferred Compensation Plan

circumstances that require the extension and the date by which the Committee expects to make a decision.
(b)Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing. The notice of denial shall set forth the specific reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including the right to appeal the decision, the deadline by which such appeal must be filed and a statement of the Claimant’s right to bring a civil action and the specific date by which such a civil action must commence under Section 10.4.
10.2Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relating to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The review shall consider all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.
(a)In General. Appeal of a denied benefits claim must be filed in writing with the Appeals Committee no later than 60 days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will consider comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.
(b)Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing. Such notice shall set forth the reasons for denial in plain language.

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The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement of the Claimant’s right to bring an action following an adverse decision on review and the specific date by which such a civil action must commence under Section 10.4.
10.3Claims Appeals Upon Change in Control. Upon a change in control, the Appeals Committee, as constituted immediately prior to such change in control, shall continue to act as the Appeals Committee. The Company may not remove any member of the Appeals Committee but may replace resigning members if 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the replacement. For purposes of this Section 10.3, a “change in control” means a change in control within the meaning of the rabbi trust agreement associated with the Plan or if no such definition is provided, the term shall have the meaning under Code Section 409A.
The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.
The Company shall, with respect to the Committee identified under this Section: (i) pay all reasonable expenses and fees of the Appeals Committee, (ii) indemnify the Appeals Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the Appeals Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Appeals Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Appeals Committee may reasonably require.
10.4Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or administrative remedies under Sections 10.1 and 10.2. No such legal action may be brought more than twelve (12) months following the notice of denial of benefits under Section 10.2, or if no appeal is filed by the applicable appeals deadline, twelve (12) months following the appeals deadline.
If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Company shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings. If the legal proceeding is brought in connection with a change in control as defined in Section 10.3, the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees. For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant’s or Beneficiary’s Account Balance.

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10.5Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion and shall be final and conclusive.
10.6Arbitration.
(a)Prior to Change in Control. If, prior to a change in control as defined in Section 10.3, any claim or controversy between the Company and a Participant or Beneficiary is not resolved through the claims procedure set forth in Article X, such claim shall be submitted to and resolved exclusively by expedited binding arbitration by a single arbitrator. Arbitration shall be conducted in accordance with the following procedures:
The complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within ten Business Days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main office of either JAMS, the American Arbitration Association (“AAA”) or the Federal Mediation and Conciliation Service. If, within three Business Days of the parties’ receipt of such list, the parties are unable to agree on an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.
Unless the parties agree otherwise, within 60 days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place shall be designated by the arbitrator after consultation with the parties. Within 30 days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.
In any arbitration hereunder, the Company shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he/she/it wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no

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greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.
The parties shall be entitled to discovery as follows: Each party may take no more than three depositions. The Company may depose the Participant or Beneficiary plus two other witnesses, and the Participant or Beneficiary may depose the Company, pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure, plus two other witnesses. Each party may make such reasonable document discovery requests as are allowed in the discretion of the arbitrator.
The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.
This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of any party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.
Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.
Any arbitration hereunder shall be conducted in accordance with the Federal Arbitration Act: provided, however, that, in the event of any inconsistency between the rules and procedures of the Act and the terms of this Plan, the terms of this Plan shall prevail.
If any of the provisions of this Section 10.6(a) are determined to be unlawful or otherwise unenforceable, in the whole part, such determination shall not affect the validity of the remainder of this section and this section shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 10.6(a) are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.
The parties do not agree to arbitrate any putative class action or any other representative action. The parties agree to arbitrate only the claims(s) of a single Participant or Beneficiary.
(b)Upon Change in Control. Upon a change in control as defined in Section 10.3, Section 10.6(a) shall not apply and any legal action initiated by a Participant or

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Beneficiary to enforce his or her rights under the Plan may be brought in any court of competent jurisdiction. Notwithstanding the Appeals Committee’s discretion under Sections 10.3 and 10.5, the court shall apply a de novo standard of review to any prior claims decision under Sections 10.1 through 10.3 or any other determination made by the Company, its Board of Directors, the Committee, or the Appeals Committee.
Article XI
General Provisions
11.1Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).
The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting the Company without the consent of the Participant.
11.2No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Company. The Company makes no representations or warranties as to the tax consequences to a Participant or a Participant’s Beneficiaries resulting from a deferral of income pursuant to the Plan.
11.3No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between a Director and the Company. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge the Participant at any time.
11.4Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:
INTEGRA LIFESCIENCES HOLDINGS CORPORATION
1000 CAMPUS ROAD
PRINCETON, NJ 08540
ATTN: HUMAN RESOURCES
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered or sent by mail to the last known address of the Participant.

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11.5Headings. The headings, sections, and paragraphs are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.
11.6Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.
11.7Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.
11.8Governing Law. The laws of the State of New Jersey shall govern the construction and administration of the Plan.
11.9Compliance With Code Section 409A; No Guarantee. This Plan is intended to be administered in compliance with Code Section 409A and each provision of the Plan shall be interpreted consistent with Code Section 409A. Although intended to comply with Code Section 409A, this Plan shall not constitute a guarantee to any Participant or Beneficiary that the Plan in form or in operation will result in the deferral of federal or state income tax liabilities or that the Participant or Beneficiary will not be subject to the additional taxes imposed under Section 409A. The Company has no legal obligation to a Participant with respect to taxes imposed under Code Section 409A.
11.10Successors. The provisions of this Plan shall bend and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s Beneficiaries.

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IN WITNESS WHEREOF, the undersigned executed this Plan as of the 18th day of February, 2026, to be effective as of the Effective Date.
INTEGRA LIFESCIENCES HOLDINGS CORPORATION
By: Mojdeh Poul_______________________ (Print Name)
Its: President and Chief Executive Officer____ (Title)
/s/ Mojdeh Poul________________________ (Signature)